Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports Third-Quarter Results

OWINGS MILLS, MD. February 21, 2017: Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced that it has filed its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016.

For the three months ended December 31, 2016, the Company reported sales of $3,177,632 compared to sales of $4,112,908 for the same period last year. The Company reported a net loss of $549,806, or $0.24 per basic and diluted share, compared to a net loss of $174,172 or $0.08 per basic and diluted share for the same period last year.

For the nine months ended December 31, 2016, sales were $10,569,944 versus $10,327,622 for the same period last year. The Company reported a net loss of $1,003,551, or $0.43 per basic and diluted share, compared to a net loss of $1,362,552 or $0.59, per basic and diluted share for the corresponding 2015 period.

“The Company’s third fiscal quarter results did not include $660,000 for orders received in the quarter that will be delivered in the Company’s fourth fiscal quarter. Comparable orders received in the Company’s third fiscal quarter of the previous year were able to be delivered in that quarter. Additionally our Joint Venture recorded a non-recurring inventory write down of $387,000 this quarter. Also the Company is pleased to announce that it has received approval from the testing laboratory for its ten year sealed photoelectric smoke and combination smoke and carbon monoxide alarms and expects to start delivery of these products in the first fiscal quarter of the fiscal year ending March 31, 2018.” said Harvey Grossblatt CEO of Universal Security Instruments Inc.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)

	Three Months Ended December 31,
	2016	2015
Sales	$3,177,632	$4,112,908
Net loss	(549,806)	(174,172)
Loss per share:
Basic and diluted	$(0.24)	$(0.08)
Weighted average number of common shares outstanding: Basic and diluted	2,312,887	2,312,887

	Nine Months Ended December 31,
	2016	2015
Sales	$10,569,944	$10,327,622
Net loss	(1,003,551)	(1,362,552)
Loss per share:
Basic and diluted	$(0.43)	$(0.59)
Weighted average number of common shares outstanding: Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS – (UNAUDITED)

ASSETS
	December 31,
	2016	2015
Cash	$155,826	$227,138
Accounts receivable and amount due from factor	1,531,427	2,940,046
Inventory	5,561,469	4,597,465
Prepaid expenses	200,780	212,519
TOTAL CURRENT ASSETS	7,449,502	7,977,168

INVESTMENT IN HONG KONG JOINT VENTURE	10,610,725	12,082,513
PROPERTY, EQUIPMENT, AND INTANGIBLE ASSET – NET	116,834	148,014
OTHER ASSETS	4,000	6,000
TOTAL ASSETS	$18,181,061	$20,213,695

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - factor	$693,766	$1,628,214
Accounts payable	2,536,773	1,299,753
Accrued liabilities	116,818	298,059
TOTAL CURRENT LIABILITIES	3,347,357	3,226,026

COMMITMENTS AND CONTINGENCIES	-	-
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; 2,312,887 shares issued and outstanding at December 31 2016 and 2015	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Retained earnings	1,446,989	3,225,780
Accumulated other comprehensive income	477,745	852,919
TOTAL SHAREHOLDERS’ EQUITY	14,833,704	16,987,669
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,181,061	$20,213,695